Exhibit 99.1

Molecular Templates Closes $10 Million Debt Facility with Perceptive Advisors

AUSTIN, Texas – March 02, 2018 — Molecular Templates, Inc., (Nasdaq: MTEM) a clinical stage biopharmaceutical company focused on the discovery and development of Engineered Toxin Bodies (ETBs), a new class of targeted biologic therapies that possess unique mechanisms of action in oncology, today announced the closing of a $10 million debt facility with Perceptive Advisors. The proceeds from the debt facility will be used to repay an existing debt facility with Silicon Valley Bank and to support the Company’s build out of its manufacturing facility.

“Molecular Template’s ETB platform is enabling development of new and differentiated products for the treatment of cancer. Perceptive is delighted to provide debt financing to support the build out of Molecular Template’s manufacturing facility and the advancement of the Company’s pipeline of ETB product candidates,” said Sam Chawla of Perceptive Advisors.

“We appreciate the support from Perceptive. This financing provides Molecular Templates with capital to support the build out of our GMP manufacturing facility in Austin, Texas. Having our own GMP facility should shorten the time from lead development to IND and allow us to better support own our pipeline as well as existing and prospective partnerships,” said Eric Poma Ph.D., Chief Executive and Chief Scientific Officer of Molecular Templates. “We are highly focused on advancing our pipeline, with updated clinical results for MT-3724 expected in 1H18 and new IND filings for other pipeline programs expected by year-end.”

About Molecular Templates

Molecular Templates is focused on the discovery, development and commercialization of next-generation immunotoxins called Engineered Toxin Bodies (ETBs) for the treatment of cancers and other serious diseases. For additional information, please visit Molecular Templates’ website at www.mtem.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statement of historical facts, included in this press release regarding Molecular Templates’ strategy, future operations and plans are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the development, potential benefits and uses of and markets for Molecular Templates’ product candidates, including MT-3724, MT-4019 and evofosfamide, and anticipated clinical trials, including timing and potential results. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Molecular Templates makes, including, but not limited to, the risk that trials and studies may be delayed and may not have satisfactory outcomes, potential adverse effects arising from the testing or use of MT-3724, MT-4019 and evofosfamide and other risks described in the “Risk Factors” section of Molecular Templates’ most recent 10-K, 10-Q, and other reports on file with the SEC. Molecular Templates does not assume any obligation to update any forward-looking statements, except as required by law.

Investor Contact:

Andrew McDonald, Ph.D.

andrew@lifesciadvisors.com

646-597-6987

Adam Cutler

Chief Financial Officer

adam.cutler@mtem.com

862-204-4006